SECOND AMENDMENT
TO THE
TELLABS ADVANTAGE PROGRAM SAVINGS PLAN

Effective as set forth below, this Amendment is made as of the 1st day of January, 2002, by Tellabs Operations, Inc. (the "Corporation"), a Delaware corporation:

WHEREAS, an error was made by the third party administrator ("TPA") in the administration of the Section 7.11 of the Tellabs Advantage Program (the "Plan") relating to loans; and

WHEREAS, the Company desires to amend the Plan pursuant to Article Eleven to reflect the temporary administrative process used by the TPA of the Tellabs Plan to calculate the loan amount available to Participants for the period of January 1, 2002 through March 26, 2002;

NOW, THEREFORE, Section 7.11(c) of the Plan is amended as follows, but all other sections of the Plan shall remain in full force and effect:

1.  Effective January 1, 2002 and continuing through March 26, 2002 the first paragraph of subsection 7.11(c) of the Plan is hereby deleted and replaced with the following:

"The amount of any loan: (1) shall not be less than $1,000: and (2) shall not exceed 50% of the amount which the Participant would be entitled to receive from the vested balance of all of a Participant's Accounts; and (3) may not, even if (1) and (2) above are met, exceed the vested balance of all of a Participant's Accounts less the vested balance of a Participant's Retirement Account and his Profit Sharing Account attributable to post-1992 Profit Sharing Contributions, if he had resigned from the service of the Employer and all Affiliates on the Valuation Date immediately preceding the date of such authorization; provided, however, that the Administrative Committee may, in its sole discretion, approve a loan in an amount less than $1,000 in the event that a Participant demonstrates financial hardship; provided further, however, that the amount of such loan shall not exceed $50,000 reduced by the greater of:.".

2. Effective March 27, 2002, the first paragraph of subsection 7.11(c), as set forth above, is deleted and replaced with the following language which appeared prior to the amendment set forth above:

"The amount of any loan shall not be less than $1,000 and shall not exceed 50% of the amount which the Participant would be entitled to receive from his Accounts other than his Retirement Account and his Profit Sharing Account attributable to post-1992 Profit Sharing Contributions, if he had resigned from the service of the Employer and all Affiliates on the Valuation Date immediately preceding the date of such authorization; provided, however, that the Administrative Committee may, in its sole discretion, approve a loan in an amount less than $1,000 in the event that a Participant demonstrates financial hardship; provided further, however, that the amount of such loan shall not exceed $50,000 reduced by the greater of:"